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EXHIBIT 10.1

ETHANOL PURCHASE AND SALE AGREEMENT
BETWEEN
BADGER STATE ETHANOL, LLC
AND
MUREX, N.A., LTD.

    This Agreement is made effective as of August 8, 2001, by and between Badger State Ethanol, LLC a Wisconsin limited liability company having its offices in Monroe, Wisconsin ("Seller"), and Murex, N.A., Ltd., a Texas limited partnership with its principal offices of business in Dallas, Texas ("Buyer").

RECITALS:

    WHEREAS, Seller intends to build an ethanol production facility at Monroe, Wisconsin, which will be owned and operated by Seller.

    WHEREAS, Seller has agreed to sell to Buyer, and Buyer has agreed to buy from Seller all (100%) of the Ethanol to be produced from the Monroe, Wisconsin facility on the terms and conditions in this Agreement.

    NOW THEREFORE this Agreement, in consideration of the promises and mutual covenants and conditions contained herein, Seller and Buyer agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

    1.1  Applicability.  The definitions in this Article apply to this Agreement. Any word, phrase or expression that is not defined in this Agreement and that has a generally accepted meaning in the custom and usage in the ethanol industry in the United States shall have that meaning in this Agreement.

    1.2  "Assignment of Contract"  means an assignment of contract related to this Agreement executed by Seller for the benefit of certain of its Funders.

    1.3  "ASTM D.-4806"  shall be defined on Schedule A.

    1.4  "Buyer"  means Murex, N.A., Ltd., a Texas limited partnership, with the address of 15411 Knoll Trail, Suite 260, Dallas, Texas 75248.

    1.5  "Commission"  means [***].

[***]  Material has been ommitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

    1.6  "Date of First Delivery"  means the date when Ethanol produced at the Plant is available for Delivery to Buyer under this Agreement.

    1.7  "Delivery"  means the transfer of Ethanol from Seller to the transportation vehicle contracted by Buyer at the Delivery Point.

    1.8  "Delivery Point"  means the loading of Ethanol at the outlet flange transferring the Ethanol into rail cars or trucks.

    1.9  "Dollars".  All references to "dollars" in this Agreement shall be references to amounts expressed in United States currency. All calculations of monetary sums to be hereunder shall be made in US currency.

    1.10  "Effective Date"  means the date written above that this Agreement is effective.

    1.11  "Ethanol"  means the clear odorless liquid produced for use as a motor fuel additive made from fermented grain being approximately 200 proof alcohol produced by Seller at the Plant.

    1.12  "Force Majeure"  has the meaning given in this Section 14.2.

    1.13  "Forward Contracted Gallons"  means any gallons of Ethanol produced from the Plant for which Buyer has agreed to resell to third parties pursuant to binding forward delivery contracts; provided, however, that Buyer may not forward contract more than a maximum of thirty percent (30%) (which equals 12 million gallons per year or 1 million gallons per month) of the annual nameplate production of the Plant without Seller's prior written consent which consent may be withheld in Seller's sole discretion; provided further that Buyer will provide Seller with advance notice and copies of all forward contracts relating to all Forward Contracted Gallons.

    1.14  "Funder"  means any one of the entities providing debt or equity funding to Seller and identified to Buyer. As used herein, Funder shall not include common trade creditors of any party.

    1.15  "Funder Representative"  is the representative of one or more Funders.

    1.16  "Gallon"  means one U.S. gallon of ethanol @ 60 degrees F.

    1.17  "Initial Term"  has the meaning given in Section 3.1.

    1.18  "Plant"  means the Ethanol production plant to be constructed by. Seller for the production of approximately 40 million Gallons per annum and to be located at Monroe, Wisconsin.

    1.19  "Prime Commercial Lending Rate"  means the rate of interest most recently published from time to time in the Money Rate Table of the Wall Street Journal as the prime annual rate of interest.

    1.20  "Purchase Price"  has the meaning given in Section 7.1.

    1.21  "Renewal Term"  has the meaning given in Section 3.1.

    1.22  "Resale Costs"  means all costs and charges incurred by Buyer in handling Gallons received from the Plant (including the cost of any Gallons properly obtained by Buyer pursuant to Section 7.3 herein), without mark-up by Buyer, and without charge for Buyer's administrative costs.

    1.23  "Sale Price"  has the meaning given in Section 7.1.

    1.24  "Schedule"  means Schedule A attached to this Agreement, as it may be amended and revised from time to time, shall constitute part of, and shall be included in, this Agreement.

    1.25  "Seller"  means Badger State Ethanol, LLC, a Wisconsin limited liability company, with the address of P.O. Box 317, Monroe, Wisconsin 53566.

    1.26  "Taxes"  has the meaning given in Section 7.2.

    1.27  "Total Annual Plant Production"  means the entire production of Ethanol from the Plant, within a 12-month period, which production is estimated but not warranted to be approximately 40 million Gallons of Ethanol in each 12-month period; provided that for the 12-month period beginning on the Date of First Delivery, such production may be less.

    1.28  "Transportation Costs"  means costs charged by a third party for transportation from Plant to a buyer's point of delivery together with insurance and all other costs and charges incurred to third parties other than Resale Costs in connection with such transportation, without mark-up by Buyer, and without charge for Buyer's administrative costs.

ARTICLE 2

DATE OF FIRST DELIVERY NOTICE

    2.1  Notice Dates.  Seller shall provide Buyer notice one hundred eighty (180) days prior to the projected Date of First Delivery of Seller's best estimate of the range of potential dates for Date of First Delivery covering a forty-five (45) day period. Ninety (90) days prior to the anticipated Date of First Delivery, Seller shall provide Buyer with a best estimate of a projected Date of First Delivery covering a range of thirty (30) days. Forty-five (45) days prior to the projected Date of First Delivery, Seller shall provide Buyer with a best estimate of a projected Date of First Delivery covering a range of seven (7) days. Seller and Buyer agree that Seller shall not incur any liability for any failure of the Date of First Delivery to occur on the projected date in the notices as estimated by Seller in good faith.

    2.2  Production Estimates.  With each notification in Section 2.1, Seller shall provide a best estimate of the amount of Ethanol production on a daily basis for the six (6) month period following the estimated Date of First Delivery to Buyer. After the Date of First Delivery, Seller shall provide monthly notices to Buyer, by the 20th of each month, estimating the daily production for the next six (6) month period beginning the first month following the date of the last estimate. Seller shall promptly notify Buyer of any adjustments to the Ethanol production schedule that has been most recently given to Seller.

ARTICLE 3

TERM; TERMINATION

    3.1  Initial Term; Renewal.  The initial term of the Agreement shall be for a seven (7) year period beginning on the Date of First Delivery (the "Initial Term"). The Initial Term shall be followed by renewal terms (the "Renewal Terms") of one (1) year that renew automatically unless notice is given by either party at least ninety (90) days prior to any renewal anniversary date.

    3.2  Effective During Initial Term.  Subject to the conditions of this Agreement, this Agreement shall be effective for the Initial Term and shall continue after the Initial Term as provided in Section 3.1.

    3.3  Termination During Initial Term.  This Agreement may not be terminated during the Initial Term unless pursuant to the provisions of Sections 3.4, 3.5, 7.1(b), 8.1, 14.8 or 18.1 and shall otherwise continue after the Initial Term unless (i) terminated pursuant to Sections 3.4, 3.5, 7.1(b) , 8.1, 14.8 or 18.1, or (ii) not renewed pursuant to Section 3.1.

    3.4  Termination By Seller Due To Buyer Insolvency.  If Buyer becomes insolvent or suffers the filing of a petition of bankruptcy, executes an assignment for the benefit of creditors, or becomes the subject of any insolvency proceeding of any nature, then, in addition to any other rights and remedies Seller may have, Seller shall have the right to immediately terminate this Agreement by written notice.

    3.5  Termination By Buyer Due to Seller Insolvency.  Notwithstanding Article 13 relating to Funder's Rights, in the event that Seller (i) becomes insolvent or suffers the filing of a petition of bankruptcy, executes an assignment for the benefit of creditors, or becomes the subject of any insolvency proceeding of any nature; and (ii) fails to deliver Ethanol as prescribed in this Agreement, then, in addition to any other rights and remedies it may have, Buyer, after providing the Funders thirty (30) days to reestablish Delivery of Ethanol, shall have the right to immediately terminate this

Agreement by written notice, if the Funders fail to reestablish Delivery of Ethanol at projected levels or levels mutually agreed to by Buyer and the Funders.

ARTICLE 4

PURCHASE AND DELIVERY OBLIGATIONS

    4.1  Purchase of Ethanol Production.  Subject to the provisions of this Agreement, Seller shall sell and make available for Delivery and Buyer shall purchase and take Delivery in accordance with Section 5.1 one hundred percent (100%) of the Ethanol produced by the Plant on a daily basis.

    4.2  Access To Delivery Point.  Buyer shall be given reasonable access to the Delivery Point(s) at the Plant during normal business hours upon reasonable prior notice; provided that Buyer's access shall be without disruption to Seller's business operations at the Plant. Buyer will provide Seller with delivery schedules and, at the sole cost of Buyer, make arrangements for transportation of the Ethanol. Seller shall handle and supervise the loading and Delivery of Ethanol, prepare Delivery documentation and generally be responsible for all matters ancillary to such activities. All equipment necessary to load rail cars or trucks at the Delivery Point shall be supplied by Seller without charge to Buyer.

    4.3  Purchase Exclusivity.  Buyer is obligated, and shall have the exclusive right, to purchase from Seller all Ethanol produced at the Plant. If Buyer does not purchase and take Delivery of said Ethanol and Buyer does not resell the Ethanol, Buyer shall purchase the Ethanol for its own account. When Buyer's purchase is for its own account based on the conditions above such sales shall be at agreed upon prices that approximates current spot market prices. The sole exception to this is those cases where, if prior to its giving consent Seller identifies a similar sale that will return a higher net price to Seller than that offered by Buyer, the Ethanol shall be sold as directed by Seller. For purchases of Ethanol by Buyer for its own account Buyer will be responsible for all storage and other charges after the purchase and Buyer will be entitled to all proceeds obtained from the resale of the Ethanol.

ARTICLE 5

QUANTITY

    5.1  Uniform Weekly Deliveries.  Seller shall deliver the Ethanol and Buyer shall take Delivery of Ethanol at the Delivery Point(s) at uniform weekly rates, as nearly as practicable such that the Ethanol delivered in any one month shall approximately equal one twelfth (1/12th) of Seller's estimated annual Ethanol production. Buyer shall be obligated to take Delivery of, and to pay for in accordance with Article 4, all quantities of Ethanol tendered for Delivery by Seller.

    5.2  Quantity Measurement.  The quantity of Ethanol Delivered to Buyer by Seller from the Plant shall be established by outbound meter tickets expressed in net temperature corrected Gallons in accordance with standards commonly used within the industry in the United States of America. The meter tickets shall be obtained from meters which are certified as of the time of loading and which comply with all applicable laws, rules and regulations. The outbound meter tickets, shall be determinative in the absence of manifest error (greater than 0.5% variation) of the quantity of Ethanol for which Buyer is obligated to pay pursuant to Section 10.1.

ARTICLE 6

QUALITY

    6.1  Specification Requirement.  Seller shall deliver Ethanol to Buyer under this Agreement that meets the specifications set forth in "Schedule A". If any government entity requires a change in the specifications set forth in Schedule A, Buyer shall notify Seller of the change in specifications. Seller and Buyer agree to change specifications of Ethanol in this Agreement within a reasonable time as agreed to by Buyer and Seller, accordingly, subject to Article 14.

    6.2  Insurance.  Seller shall arrange and maintain a minimum of US$5,000,000 product and commercial general liability insurance and cause Buyer to be designated as loss payee or additional insured as their interests may appear, with waiver of subrogation by the insurer against Buyer. Seller shall further arrange and maintain employer's liability insurance meeting all statutory requirements. In each case Seller shall provide to Buyer a copy of the certificate(s) of insurance evidencing the existence of the required insurance.

    6.3  Responsibility For Off-Specification Ethanol.  If the Ethanol Delivered by Seller does not meet the specifications set forth in Schedule "A" when Delivered by Seller to the transportation vehicles and quality claims arise as a result thereof, such quality claims will be administered by Buyer with consent of Seller. Such claims shall be solely for Seller's account and Buyer shall not be responsible in any manner whatsoever for such claims.

    6.4  Maintenance of Samples.  Seller agrees to maintain original sealed numbered samples of all Ethanol after Delivery into transportation vehicles before it leaves the Delivery Point premises. Seller will label these samples to indicate date of shipment and the truck or rail car number will be included. Seller will retain these samples for three (3) months and shall send one such sample to Buyer immediately upon Buyer's request.

ARTICLE 7

PRICE

    7.1  Determination of Price.

      (a) For all sales of Ethanol by Buyer, where Buyer has agreed to sell Ethanol to third party customers, Buyer agrees to pay to Seller for each Gallon of Ethanol delivered to Buyer, determined in accordance with Section 5.2, a Purchase Price equal to the actual sale price invoiced by Buyer for such Ethanol re-sold by Buyer to such third party customers for the most recent week less: (i) all Resale Costs; (ii) Taxes (as defined in Section 7.2) paid by Buyer; and (iii) [***].

[***]  Material has been ommitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

      (b) Buyer covenants to use its best efforts to obtain for Seller the highest Purchase Price then available for Ethanol sales taking into consideration the reduction of all Resale Costs incurred by Buyer for such Ethanol. Buyer shall in no circumstances be obligated to sell Ethanol to any buyer whose creditworthiness is unacceptable to Buyer, provided that if Buyer determines that there are no buyers willing to purchase Ethanol of creditworthiness acceptable to Buyer, then Buyer shall purchase such Ethanol for its own account. Seller agrees that its remedies for Buyer's breach of its obligation in this paragraph (b) shall include without limitation, the right to specific performance and the right, following a decision of arbitrator(s) that such breach has occurred, to terminate this Agreement.

    7.2  Payment of Taxes.  Seller shall pay or cause to be paid all valid levies, assessments, duties, rates and taxes tax credits (together "Taxes") assessed on Ethanol prior to the Delivery of the assessed Ethanol at the Delivery Point. Buyer shall pay or cause to be paid all Taxes imposed on the Ethanol or sale of Ethanol after the Delivery of the Ethanol at the Delivery Point. If any Taxes are imposed, the Purchase Price shall be reduced by the amount of such Taxes actually paid by Buyer, provided however, if taxes are assessed on a transfer made by Buyer prior to transfer and sale to a third party end-user of the Ethanol, the Purchase Price shall not be reduced by the Taxes assessed on such prior transfer made by Buyer.

    7.3  Inability to Produce.  In the event Seller's Plant is unable to produce sufficient Ethanol quantities to meet Buyer's sales commitments for Forward Contracted Gallons, which sales commitments shall have been previously disclosed in writing to Seller, and such inability to produce is not the result of scheduled Plant shutdowns or Force Majeure, then in such case Buyer may purchase or arrange for the purchase of such shortfall from other sources. The cost of such Ethanol shortfall supplied by Buyer or purchased from such third parties shall be deducted (or credited in the case of a cost savings) from the weekly payment described in Section 7.1. Buyer will provide Seller written substantiation of such costs reasonably satisfactory to Seller as soon as practicable.

ARTICLE 8

TRANSPORTATION AND INSURANCE CHARGES

    8.1  Transportation of Ethanol; Termination For Breach.  Buyer agrees to diligently pursue, secure and maintain all necessary agreements to receive and transport the Ethanol from the Delivery Point. Buyer shall be solely responsible for the arrangement of transportation. Buyer covenants to use its best efforts to obtain the best commercially reasonable prices after considering the price of transportation such that Seller achieves the highest net price possible after payment for Transportation Costs. Seller agrees that its only remedy for Buyer's breach of its obligation in the preceding sentence shall be to terminate this Agreement following a decision of arbitrator(s) that such breach has occurred.

    8.2  Rail Shipment.  If the Ethanol is being transported by rail, the cost of rail transportation will include, but not be limited to, all tank car lease agreements, freight from Delivery Point to destination, accessorial charges and excess empty mileage charges.

ARTICLE 9

STORAGE

    9.1  Storage Capacity.  Seller shall at all times provide storage at the Plant for Ethanol, in an amount not to exceed ten (10) days of the Seller's estimated Ethanol product on, which is estimated to be 1.5 million gallons.

    9.2  "Off-Site Storage Option.  Buyer and Seller agree that when market conditions for the marketing and sale of the Ethanol are depressed (as reasonably and mutually determined by Buyer and Seller) such that the use of interim, off-site storage of a portion of the Ethanol may be economically advantageous for the Seller to obtain the highest possible Purchase Price for its Ethanol, then in such case a mutually agreed upon quantity of the Ethanol will be shipped to interim storage at a mutually agreed upon off-site storage location. Buyer will purchase and take Delivery of such Ethanol at a mutually agreed upon market price FOB Seller's Plant whereupon title and risk of loss of such Ethanol will be transferred to Buyer. Seller will be responsible for Taxes (described as Seller's responsibility in Section 7.2) and all Resale Costs incurred by Buyer in handling such Ethanol during such interim storage period, which costs will be deducted from the weekly payment described in Section 7.1. Upon sale of such Ethanol to a third party, the profit or loss will be shared equally between Buyer and Seller and calculated as follows:

PS= [Pt—(Pm—D—T] /2

  "PS" means the profit share (positive or negative), expressed in cents per gallon.

  "Pt" means Buyer's weighted average selling price for ethanol volumes resold by Buyer from such off-site interim storage terminal location for such week in cents per gallon.

  "Pm" means the initial price of the Ethanol, FOB Seller's Plant, agreed to between Buyer and Seller which Buyer has actually paid to Seller, expressed in cents per gal on.

  "D" means all Resale Costs incurred by Buyer in handling such Ethanol during such interim storage period, expressed in cents per gallon.

  "T" means Taxes described in Section 7.2, expressed in cents per gallon.

      The profit sharing payment amount will be paid by Buyer (or deducted in the case of a loss) with the weekly payment described in Section 7.1.

ARTICLE 10

PAYMENTS

    10.1  Purchase Price.  Buyer shall pay to Seller the net Purchase Price for each Gallon of Ethanol Delivered under this Agreement as provided in Section 7.1(a) by direct wire transfer or electronic transfer to Seller's designated bank account. The direct wire transfer or electronic transfer to Seller's designated bank account ("Payment") shall be made on the 23rd day after the Friday of the week in which Seller issues the bill of lading for such Gallons sold and delivered during said week. At the time of each Payment Buyer shall forward a statement to Seller setting forth in reasonable detail all third party buyer purchase terms including without limitation, the quantity of Ethanol sold, the purchase prices, and all Resale Costs and commissions directly relating 10 such third party sale and purchase terms, and the quantity and price of Ethanol purchased by Buyer for its own account (if any).

    10.2  Interest.  Subject to Article 14, if any party to this Agreement fails to pay all or any portion of the amount owing by that party when due, such unpaid amount will bear interest at a rate equal to one per cent (1%) per annum above the Prime Commercial Lending Rate as reported in the Wall Street Journal calculated daily from the date such amount is due hereunder until the date it is actually paid. Upon failure of a party to pay the unpaid amount including interest thereon within ten (10) days after the due date set out in this Agreement, the party to whom sums are due may upon giving seven (7) days' notice suspend in whole or in part its delivery or acceptance of Ethanol (as the case may be) hereunder until such outstanding amount has been paid in full.

    10.3  Audits.  Any payment made pursuant to this Article will not preclude a party from subsequently auditing the accounts of the other on a once per year basis at the end of a calendar year or at any time upon the occurrence of a default by such other party hereunder, as permitted in this Agreement.

ARTICLE 11

TITLE AND RISK OF LOSS

    11.1  Transfer of Title.  Delivery occurs when the Ethanol is transferred to the transportation vehicle contracted by Buyer to take Delivery at the Delivery Point or upon transfer into storage under Section 9.2. Title and risk of loss or damage shall only pass from Seller to Buyer upon Delivery. Until Delivery occurs, Seller shall be deemed to be in control of and in possession of and shall have title to and risk of loss of the Ethanol.

    11.2  Liability Allocation.  Buyer will have no responsibility or liability with respect to any Ethanol deliverable under this Agreement until it is Delivered to Buyer as described in Section 1 1.1. Except to the extent caused by Seller's negligence or as provided in Section 6.3, Seller will have no responsibility or liability with respect to such Ethanol after its Delivery to Buyer, as the case may be, as described in Section 11 .1 or on account of anything which may be done or happen to arise with respect to such Ethanol after such Delivery, unless as a result of matters affecting the Ethanol prior to such Delivery.

ARTICLE 12

REPRESENTATIONS, COVENANTS AND WARRANTIES

    12.1  Seller's Representations, Warranties and Covenants.  Seller represents and warrants to Buyer, as of the Effective Date hereof and covenants to Buyer at all times during the term of this Agreement, as follows and acknowledges that Buyer is relying upon such representations, warranties and covenants in connection with the purchase of Ethanol under this Agreement:

      (a) Seller has title to all Ethanol delivered hereunder, it has the right to sell the same to Buyer, and the Ethanol is free from any liens or encumbrances; PROVIDED THAT EXCEPT AS PROVIDED IN THIS SECTION 12.1(a). AND AS PROVIDED IN ARTICLE 6 WITH RESPECT TO THE QUALITY OF ETHANOL TO BE DELIVERED, THERE ARE NO WARRANTIES EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER HEREBY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      (b) Seller covenants that it shall procure and maintain in force all licenses, consents and approvals required for its operation of the Plant and manufacture and sale to Buyer of the Ethanol under this Agreement and shall be solely responsible for and indemnify Buyer against any costs, liabilities or fines arising out of Seller's failure to comply with any applicable requirements of such licenses, consents and approvals.

      (c) Seller covenants that it will maintain accurate and complete production and delivery records in a prudent and businesslike manner in accordance with sound commercial practices in respect of Ethanol produced by Seller at the Plant.

      (d) Seller covenants that it will promptly notify Buyer of any actual or anticipated production downtime or disruption to Ethanol availability.

      (e) Seller is a U.S. entity for purposes of state and federal income and excise taxes.

    12.2  Buyer's Representations, Warranties and Covenants.  Buyer represents and warrants to Seller, as of the Effective Date hereof and covenants to Seller at all times during the term of this Agreement, as follows and acknowledges that Seller is relying upon such representations, warranties and covenants in connection with the sale of Ethanol under this Agreement.

      (a) Buyer covenants that it will maintain or cause to be maintained accurate and complete records in a prudent and businesslike manner in accordance with sound commercial practices, of the selling prices described in Article 7 and the associated transportation and other costs in respect of Ethanol purch2sed by Buyer from Seller.

      (b) Buyer has not incurred and is not responsible to pay any commission or any finder's fee in respect of any of the transactions contemplated herein which commissions or finder's fees could in any manner be or become the responsibility of Seller.

      (c) Buyer is a U.S. entity for purposes of state and federal income and excise taxes.

      (d) Buyer covenants that it will provide to the Funders as soon as available each year a copy of Buyer's audited financial statements.

      (e) Buyer covenants that it shall procure and maintain in force all licenses, consents and approvals required for its purchase from Seller and resale of Ethanol hereunder and all its other obligations under this Agreement except for those licenses for which Seller is responsible under Section 12.1 (b), and small be solely responsible for and indemnify Seller against any costs, liabilities or fines arising out of Buyer's failure to comply with try applicable requirements of such licenses, comments and approvals.

ARTICLE 13

RIGHTS OF FUNDERS

    13.1  Funders Rights.  Notwithstanding anything to the contrary in this Agreement, a Funder shall be entitled to the rights and protections in this Article 13.

    13.2  Notice of Default.  Buyer shall deliver written notice of any Seller Event of Default to the Funder Representative(s).

    13.3  Funders Rights to Cure.  If Seller defaults in the observance or performance of any covenant of this Agreement beyond any applicable cure or grace period referred to herein, Buyer shall send written notice of such default to the Funder Representative(s) at such addresses as the Funders have designated by notice to Buyer. Thereupon a Funder shall have an additional sixty (60) days within which to cure or remove such default, except that if such default cannot with diligence be cured within such sixty (60) day period, the Funder shall have a reasonable time thereafter to effect a cure, provided that the Funder proceeds promptly to cure the same and thereafter prosecutes the curing of such default with diligence.

    13.4  Acceptance of Funders Performance.  Buyer shall accept performance by a Funder of any covenant, agreement or obligation of Seller contained in this Agreement with the same effect as though performed by Seller.

    13.5  Funders Consent to Termination.  Buyer shall not accept a termination of this Agreement from Seller unless such termination is consented to in writing by the Funder Representative(s).

    13.6  Funders Right to New Agreement.  If this Agreement is terminated for any reason and such termination is not consented to in writing by the Funder Representative(s), or in the event of the rejection or disaffirmance of this Agreement pursuant to bankruptcy law or other law affecting creditor's rights, Buyer shall enter into a new agreement to purchase Ethanol with the Funder or any party designated by a Funder, not less than ten (10) nor more than thirty (30) days after the request of a Funder referred to below, for the remainder of the Initial Term and any unexercised renewal thereof pursuant to this Agreement, effective as of the date of such termination, rejection or disaffirmance, upon all the terms and provisions contained in this Agreement, provided, that such Funder makes a written request to Buyer for such new agreement within ninety (90) days after the effective date of such termination, rejection or disaffirmance, as the case may be, and such written request is accompanied by a copy of the new agreement, prepared at Funder's expense, duly executed and acknowledged by the Funder, or the party designated by the Funder to be the Ethanol provider thereunder, and the Funder cures all defaults under this Agreement which can be cured by the Funder or its agent. If the Funder, or the party so designated by the Funder, shall have entered into a new agreement with Buyer pursuant to this Article, then any default under this Agreement which, because the default is personal to Seller hereunder (such as bankruptcy), cannot reasonably be cured by such new Ethanol provider, shall be deemed cured. The provisions of this Article shall survive the termination, rejection or disaffirmance of this Agreement, and shall continue in full effect thereafter to the same extent as if this Article were a separate and independent contract made by Buyer, Seller and the Funder.

    13.7  Cumulative Rights.  The rights and remedies afforded under this Article 13 are cumulative and not exclusive.

    13.8  Modification Requires Funders Consent.  This Agreement shall not be modified without the prior written consent of the Funder and any modification without such consent shall be void and of no effect.

    13.9  Funders Not Liable For Covenants.  Except where otherwise indicated the provisions of this Article 13, Sections 13.1 to 13.9, are for the benefit of the Funder. Neither a Funder, nor any other holder or owner of the indebtedness secured by a loan agreement shall be liable upon the covenants, agreements or obligations of Seller contained in this Agreement, unless and until a Funder or such holder or owner becomes the owner of the Plant.

ARTICLE 14

FORCE MAJEURE

    14.1  Force Majeure.  Subject to the other provisions of this Section, if either party is unable by reason of Force Majeure, as hereinafter described, to perform in whole or in part any obligation or covenant set forth hereunder, the obligations of both parties under this Agreement will be suspended or curtailed to the extent necessary for the period such Force Majeure condition continues. Where the Agreement is suspended or curtailed to the extent necessary the amount of time the Force Majeure is in effect will be added on to the Initial Term.

    14.2  Definition.  For the purposes of this Agreement, Force Majeure will include any event or circumstance arising or occurring beyond the reasonable control of Seller or Buyer, including without limiting the generality of the foregoing:

      (a) Any acts of God, including, but without restricting the generality thereof, lightning, earthquakes, storms, epidemics, landslides, floods, fires, explosions or washouts.

      (b) Any strikes, lockouts or other industrial disturbances.

      (c) Any acts of the enemies of the state, sabotage, wars, blockades, insurrections, riots, civil disturbances, arrests or restraints.

      (d) Any freezing, explosions, craterings, breakage of equipment, forced maintenance shutdown, inability to obtain materials or equipment.

      (e) Any orders of any court or government authority, which physically limit the production, transportation or sale of Ethanol or alter the specifications of Ethanol from that described in Schedule "A".

      (f)  Any acts or omissions (including failure to take Ethanol) of a transporter or carrier of Ethanol, which are caused by any event or occurrence of the nature described in this Section.

      (g) Any other reasonable causes, whether of the kind herein enumerated or otherwise not within the reasonable control of the party claiming suspension and which, by the exercise of due diligence, such party could not have prevented or is unable to overcome.

    14.3  Labor Disputes.  Notwithstanding anything to the contrary in this Article expressed or implied, the settlement of strikes, lockouts and other industrial disturbances will be entirely within the discretion of the party involved therein and such party may make settlement thereof at such time and on such terms and conditions as it may deem advisable and no delay in making such settlement will deprive such party of the benefit of Section 14.1.

    14.4  Sales during Force Majeure.  During the period when Buyer declares Force Majeure, Seller shall have the right to sell and Deliver Ethanol to third parties on any terms and conditions Seller determines in its sole discretion.

    14.5  Exclusions.  Force Majeure shall not include failure caused by lack of funds or lack of market for Ethanol deliverable hereunder by Seller to Buyer.

    14.6  Claiming Relief.  A party claiming relief under this Article will not be entitled to the benefit of the provisions of Section 14.1 hereof unless, as soon as reasonably possible after the happening of the occurrence relied upon as soon as possible after determining that the occurrence was in the nature of Force Majeure and would affect the claiming party's ability to observe or perform any of its covenants or obligations hereunder, the party claiming suspension gives to the other party notice to the effect that such party is unable, by reason of Force Majeure, to perform the particular covenants or obligations.

    14.7  Notice.  The party claiming suspension will give notice as soon as reasonably possible when the Force Majeure condition has been or will be remedied to the effect that the same has been remedied and that such party has resumed, or is then in a position to resume, the performance of the suspended covenants or obligations.

    14.8  Termination for Force Majeure.  In the event that Force Majeure shall continue for a period of twelve (12) months from the date the party claiming relief under this Article gives the other party notice, either party hereto shall have the right to terminate this Agreement by furnishing written notice to the other, with termination effective upon the expiration date of such twelve (12) month period. Upon such termination, each party shall be relieved from its respective obligations, except for obligations for payment of monetary sums which arose prior to the event of Force Majeure.

ARTICLE 15

LIMITATION OF LIABILITY

    15.1  Limitation Of Liability.  In no event shall Buyer or Seller be liable to any party for any indirect, consequential, punitive or special damages, loss of business expectations, business interruptions or any damage to third parties arising in any way out of this Agreement or any breach thereof.

ARTICLE 16

AUDIT RIGHTS

    16.1  Records.  Seller and Buyer will establish and maintain at all times, true and accurate books, records and accounts in accordance with generally accepted accounting principles applied consistently from year to year consistent with good industry practices, distinguishable from all other books and records, in respect of all transactions undertaken by such party pursuant to this Agreement.

    16.2  Audit.

      (a) During normal business hours, each party shall have the right to audit such books, records and accounts of the other party once per year at the end of the calendar year or at any time upon the occurrence of a default by such other party; provided such right to audit shall be limited to two calendar years following the completion of any sale or other transaction associated with the Agreement.

      (b) Subject to paragraph (a) of this Section, through to the expiration of one (1) year following the expiration or termination of this Agreement, each party shall have the right to have a third party auditor, who will be a member of a national U.S. chartered accounting firm, audit on such party's behalf the relevant accounts, books and records of the other party to the extent necessary in order to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any of the provisions of this Agreement.

      (c) If any error is discovered in any statement rendered hereunder, such error will be adjusted within seven (7) days from the date of discovery, but no adjustment will be made for any error discovered more than one year after delivery and receipt of such statements.

      (d) If a material difference from a statement rendered under this Agreement by any party is discovered by any audit, the party which rendered such statement will pay the costs of such audit. If no such material difference appeal;, the party requesting the audit of such statement will pay such costs.

ARTICLE 17

NOTICES

    17.1  Notices.

      (a) Except as herein otherwise provided, each notice, request, demand., statement, report and bill which must or may be given pursuant hereto will be in writing and may be mailed by prepaid first class mail (or equivalent), delivered by hand or sent by telecopier to the address or number indicated below:

    (1)
    if to Seller:
    Badger State Ethanol, LLC
    P.O. Box 317
    Monroe, WI 53566
    Attention: General Manager
    Fax number: 608-329-3866

    (2)
    if to Buyer:
    Murex, N.A., Ltd.
    15441 Knoll Trail, Suite 260
    Dallas, TX 75248
    Attention: Robert C. Wright
    Fax number: 972-960-2135

      (b) Copies shall be provided to such other person or address as shall be indicated by written notice in the case of a notice of default of termination.

      (c) Any notices to Seller relating to the matters in Article 13 shall also be provided to Funders or Funders Representatives of which Buyer has been notified.

      (d) The date of receipt of each such notice, demand or other communication will be the date of delivery thereof if hand delivered, or, if given by mail as provided herein, will be deemed conclusively to be the 5th clear day after the same is so mailed, except in the event of disruption of the postal service in which event the notice, demand or other communication will be deemed to be receive I only when actually received and, if sent by telecopier, be deemed to have been given or received on the first business day after it was so sent. Either party hereto may at any time and from time to time notify the other party in writing as to the change of address and the new address to which notice will be given to it thereafter until further changed.

ARTICLE 18

ADDITIONAL PROVISIONS

    18.1  Default.  Subject to Article 14, if either party defaults in the performance of any term, covenant or condition under this Agreement, the other party may provide written notice to the defaulting party stating the nature of the default. If such default is not remedied within sixty (60) days after receipt of such notice (or, in the case of payment defaults, ten (10) days) the non-defaulting party shall have the remedies available under applicable law and, upon the expiration of such cure period, without limiting the foregoing, the nondefaulting party may, on not less than thirty (30) days (or, in the case of payment defaults, ten (10) days) written notice terminate this Agreement provided such default has not been rectified within such period. Notwithstanding any other provision of this Agreement, neither Seller nor Buyer may offset payments owing to them under this Agreement against payments owing by them. This Section shall not limit the ability of the parties to terminate this Agreement pursuant to other provisions of this Agreement to the extent permitted by such provisions. Further, if a party defaults any material provision of this Agreement, unless and until such party cures such default in accordance with this Agreement, such defaulting party shall not be entitled to the benefits accorded it under this Agreement, and the non-defaulting party's obligations shall be suspended, during the pendency of such material default.

    18.2  Non-Waiver of Future Default.  No waiver by either party of any default by the other party in the performance of any of the provisions of this Agreement will operate or be construed as a waiver of any other or future default or defaults, whether of a like or of a different character.

    18.3  Assignment.  Neither party may assign this Agreement or any of its rights hereunder without the prior written consent of the other, which consent may not be unreasonably withheld or delayed. A change in composition of Buyer or Seller will not be construed to be an assignment for the purposes of this Section. Notwithstanding the foregoing, as security for its obligations to Funders providing financing to Seller, the Seller may (with prior written notice to Buyer) assign its interest in this Agreement to such Funders from time to time, and Buyer consents to such assignment by its execution of this Agreement. Buyer further agrees to execute such consents or acknowledgements to such assignment as Seller requests from time to time.

    18.4  Documents.  Each party to this Agreement shall perform any and all acts and execute and deliver any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

    18.5  Time.  Time is of the essence with respect to the performance of each of the covenants and agreements herein set forth.

    18.6  Arbitration.  If any dispute arises out of or in connection with this Agreement, the obligations arising under it or the interpretation of its terms, the matter shall be referred- to arbitration according to the following terms:

      (a) Either Seller or Buyer may initiate arbitration by giving written notice requesting arbitration to the other.

      (b) The parties shall select a single arbitrator by mutual agreement, but if they fail to select an arbitrator within ten (10) calendar days of the receipt of notice of arbitration, then each party shall within seven (7) business days thereafter, appoint their respective arbitrator and the two (2) arbitrators thus chosen shall together, within seven (7) business days of their appointment, select a third arbitrator and that three member panel shall arbitrate the dispute. In the event that the two arbitrators shall fail within seven (7) business days of their appointment to select a third arbitrator, then upon written request of either party, the third arbitrator shall be appointed by the American Arbitration Association. If a party shall fail to appoint an arbitrator as required the arbitrator appointed by the other party shall be the sole arbitrator.

      (c) Within fifteen (15) business days of the appointment of the arbitrator or panel, as the case may be, each party shall state in wanting its position concerning the dispute, supported by the reasons therefore, and deliver its position to the arbitrator(s) and the other party. If either party fails to submit its position in a timely manner, the position submitted by the other party shall be deemed correct, and the arbitration shall be deemed concluded. The parties shall then have ten (10) calendar days to respond to the position of the other party and deliver that response to the arbitrator(s). The arbitrator(s) shall, within thirty (30) calendar days thereafter, meet to consider the documents presented in order to make a determination by majority on the issues in dispute. Within fifteen (15) business days of the end of their meeting the arbitrator(s) shall present their award. The arbitrator(s) may award a party the right to terminate this Agreement if termination is a remedy specified herein for the claim which is the subject of the arbitration. Any hearings requiring the attendance or participation of Seller or Buyer shall take place in Madison, Wisconsin.

      (d) Each party in such arbitration shall bear one-half each of the expenses of the arbitrator(s), including their fees and costs, but each party shall bear their own expenses, including attorney's fees.

    18.7  Inurement.  This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

    18.8  Entire Agreement.  This Agreement together with the Assignment of Contract and together with Buyer's acknowledgment and consent to such assignment to the financing sources constitutes the entire Agreement between the parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf relating to the matters contained herein are hereby terminated and canceled.

    18.9  Modification.  There will be no modification of the term and provisions hereof except by the mutual agreement in writing signed by the parties.

    18.10  Governing Law.  The Agreement will be interpreted, construed and enforced in accordance with the procedural, substantive and other laws of the State of Wisconsin without giving effect to principles and provisions thereof relating to conflict or choice of law even though one or more of the parties is now or may do business in ~r become a resident of a different state.

    18.11  Compliance with Laws.  This Agreement and the respective obligations of the parties hereunder are subject to present and future valid laws and valid order, rules and regulations of duly constituted authorities having jurisdiction.

    18.12  Severability.  If any provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or enforceable any other provision of this Agreement or render the provision unenforceable in any other jurisdiction.

    18.13  Headings.  The division of this Agreement into Articles, Sections, Subsections and Paragraphs or any other divisions and the inclusion of the various headings, is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

    18.14  Furnishing of Information.  The parties will, upon request, provide such additional information as may be reasonably required to allow the parties to efficiently and effectively carry out their respective obligations hereunder and to determine and enforce individual or collective rights under this Agreement.

    18.15  Cumulative Remedies.  Unless otherwise specifically provided herein, the rights, powers, and remedies of each of the parties provided herein are cumulative and the exercise of any right, power or remedy hereunder do not affect any other right, power or remedy that may be available to either party hereunder or otherwise at law or in equity.

    18.16  Faithful Performance.  The parties shall faithfully perform and discharge their respective obligations in this Agreement and endeavor in good faith to negotiate and settle all matters arising during the performance of this Agreement not specifically provided for.

    18.17  No Partnership.  This Agreement shall not create or be construed to create in any respect a partnership between the parties.

    18.18  Costs Borne By Each Party.  Each of the parties to this Agreement shall pay its own costs and expenses incurred in the negotiation preparation and execution of this Agreement and of all documents referred to in it and in carrying out the transactions contemplated by this Agreement.

    18.19  Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and constituted one and the same instrument.

[The rest of this page is intentionally left blank.]

    IN WITNESS WHEREOF the parties have executed this Agreement by their respective proper signing officers as of the date first above written.

BADGER STATE ETHANOL, LLC

By:	/s/ Gary L. Kramer
Its:	President
MUREX, N.A., LTD.

By:	/s/ Robert C. Wright
Its:	President

SCHEDULE A

PRODUCT SPECIFICATIONS

    ASTM No. 4806 Specifications as attached to this Schedule A, adjusted for (i) water 0.8%; and (ii) by weight maximum.

Designation: D4806-99	An American National Standard

    Standard Specification for
    Denatured Fuel Ethanol for Blending with Gasolines for Use
    As Automotive Spark-Ignition Engine Fuel1

    This standard is issued under the fixed designation D 4806; the number immediately following the designation indicates the year of original adoption or, in the case of revision, the year of last revision. A number in parentheses indicates the year of last reapproval. A superscript epsilon ( ) indicates an editorial change since the last revision or reapproval.

1  This specification is under the jurisdiction of ASTM Committee D-2 on Petroleum Products and Lubricants and is the direct responsibility of Subcommittee DP2.A on Gasoline and Oxygenated Fuels.

Current edition approved Dec. 10, 1999. Published January 2000. Originally published as D 4806-88. Last previous edition D 4806-98.

1

1.  Scope

    1.1 This specification covers nominally anhydrous denatured fuel ethanol intended to be blended with unleaded or leaded gasolines at 1 to 10 volume % for use as a spark-ignition automotive engine fuel. The significance of this specification is shown in Appendix X1.

    1.2 The values stated in SI units are to be regarded as the standard. The values given in parentheses are for information only.

2.  Referenced Documents

    2.1 ASTM Standards:

  86 Test Method for Distillation of Petroleum Products2
  D 381 Test Method for Existent Gum in Fuels by Jet Eaporation2
  D 512 Test Methods for Chloride Ion in Water3
  D 891 Test Methods for Specific Gravity, Apparent, of Liquid Industrial Chemicals4
  D 1152 Specification for Methanol (Methyl Alcohol)5
  D 1193 Specification for Reagent Water3
  D 1613 Test Method for Acidity in Volatile Solvents and Chemical Intermediates Used in Paint, Varnish, Lacquer, and Related Products5
  D 1688 Test Methods for Copper in Water3
  D 3505 Test Methods for Density or Relative Density of Pure Liquid Chemicals5
  D 4052 Test Method for Density and Relative Density of Liquids by Digital Density Meter6
  D 4057 Practice for Manual Sampling of Petroleum and Petroleum Products6
  D 4814 Specification for Automotive Spark-Ignition Engine Fuel7
  D 5501 Test Method for the Determination of Ethanol Content of Denatured Fuel Ethanol by Gas Chromatography7
  D 6423 Test Method for Determination of pHe of Ethanol, Denatured Fuel Ethanol, and Fuel Ethanol (Ed75-Ed85)8
  E 203 Test Method for Water Using Karl Fischer Reagent4
  E 300 Practice for Sampling Industrial Chemicals4
  E 1064 Test Method for Water in Organic Liquids by Coulometric Karl Fischer Titration4

    2.2 Other Standards:

  United States Code of Federal Regulations, Title 27, Parts 20 and 219
  United States Federal Specification O-E-760b Ethyl Alcohol (Ethanol): Denatured Alcohol: and Proprietary Solvent10

3.  Terminology

    3.1 Definitions:

      3.1.1 ethanol, n—ethyl alcohol, the chemical compound C2H5OH.

      3.1.2 gasoline, n—a volatile mixture of liquid hydrocarbons, generally containing small amounts of additives, suitable for use as a fuel in spark-ignition, internal combustion engines.

      3.1.3 gasoline-ethanol blend, n—a fuel consisting primarily of gasoline along with a substantial amount (more than 0.35 mass % oxygen) of denatured fuel ethanol.

      3.1.4 oxygenate, n—an oxygen-containing ashless, organic compound, such as an alcohol or ether, which may be used as a fuel or fuel supplement.

2

    3.2 Definitions of Terms Specific to This Standard:

      3.2.1 denaturants—natural gasoline, gasoline components, unleaded gasoline, or toxic or noxious materials added to fuel ethanol to make it unsuitable for beverage use but not unsuitable for automotive use.

      3.2.2 denatured fuel ethanol—fuel ethanol made unfit for beverage use by the addition of denaturants.

      3.2.3 fuel ethanol—ethanol with impurities common to its production (including water but excluding denaturants).

      3.2.4 impurities—in commercially produced fuel ethanol compounds other than ethanol or denaturants present such as methanol and fusel oil (for example, amyl and isomyl alcohols).

      3.2.5 pHe—a measure of the acid strength of alcohol fuels.

4.  Performance Requirements

    4.1 Denatured fuel Ethanol—When fuel ethanol is denatured as specified in Section 5, it shall conform to the following requirements at the time of blending with a gasoline.

2
Annual Book of ASTM Standards, Vol. 05.01.
3
Annual Book of ASTM Standards, Vol. 11.01.
4
Annual Book of ASTM Standards, Vol. 15.05.
5
Annual Book of ASTM Standards, Vol. 06.04.
6
Annual Book of ASTM Standards, Vol. 05.02.
7
Annual Book of ASTM Standards, Vol. 05.03.
8
Annual Book of ASTM Standards, Vol. 05.04.
9
Order as Code of Federal Regulations Title 27 Parts 200-End: from Superintendent of Documents, U.S. Government Printing Office, Washington, DC 20402
10
Order from Superintendent of Documents, U.S. Government Printing Office, Washington, DC 20402

Ethanol, volume $, min	92.1
Methanol, volume $, max	0.5
Solvent-washed gum, Mg/100 ml. Max	5.0
Water content, volume %, max	1 (Note1)
Denaturant content, volume $, min	1.96
Volume %, max	4.76
Inorganic Chloride content, mass	40 (32)
Ppm (mg/L), max
Copper content, mg/kg, max	0.1
Acidity (as ascetic acid CH3COOH), Mass % (mg/L), max	0.007 (56) (Note 3)
PHe	6.5 to 9.0
Appearance	Visibly free of suspended or precipitated contaminants (clear and bright)

3

    Note 1—In some cases, a lower water content may be necessary to avoid phase separation of a gasoline-ethanol blend at very low temperatures. This reduced water content, measured at the time of delivery, shall be agreed upon between the supplier and purchaser.

    Note 2—If denatured fuel ethanol is prepared by the addition of denaturants to undernatured fuel ethanol after it has been produced rather than during the dehydration process, the 15.56/15.56°C (60/60°F) specific gravity in air of the undenatured fuel ethanol shall be in the range from 0.7937-0.7977.

    Note 3—Denatured fuel ethanol may contain additives such as corrosion inhibitors and detergents that may affect the titratable acidity (acidity as acetic acid) of the finished fuel ethanol. Although the base fuel ethanol may meet the acidity specification, the effect of these additives may produce an apparent high titratable acidity of the finished product. Contact the ethanol supplier if there is a question regarding the titratable acidtity of your denatured fuel ethanol to verity that the base ethanol meets the acidity requirements of 4.1.

    4.2 Other Properties—Limits more restrictive than those specified above, or the specification of additional properties such as color, may be agreed upon between the supplier and the purchaser.

5.  Denaturants

    5.1 The only denaturants used for fuel ethanol shall be natural gasoline, gasoline components, or unleaded gasoline at a minimum concentration of two parts by volume per 100 parts of volume of fuel ethanol, as defined by Formula CDA 20 of the Bureau of Alcohol, Tobacco, and Firearms (BATF) of the U.S. Treasury Department. This specification prohibits the use of hydrocarbons with an end boiling point higher than 225°C (437°F) as determined by Test Method D 86, although they may be permitted by BATF regulations. Some kerosines, for instance, promote piston scuff in automotive engines. The denaturants permitted by this specification may be included as part of the 10 volume % denatured fuel ethanol blended with a gasoline if they do not exceed five parts by volume per 100 parts by volume of fuel ethanol. This is permitted in the United States by law. Any part of these denaturants that are present at concentrations higher than five parts by volume per 100 parts by volume of fuel ethanol are considered as part of the base gasoline.

    Note 4—BATF regulations concerning the preparation, use, and handling of denatured ethanols are published in the United States Code of Federal Regulations, Title 27, Parts 20 and 21. Part 20 contains primarily legal and administrative information, and Part 21 contains technical information on denaturants and denatured ethanols.

    5.2 Prohibited Denaturants—Although this specification permits only hydrocarbons in the gasoline boiling range to be used as denaturants, specific mention must be made of some materials that have extremely adverse effects on fuel stability, automotive engines and fuel systems. These materials shall not be used as denaturants for fuel ethanol under any circumstances. They are as follows: methanol which does not meet Specification D 1152, pyrroles, turpentine, ketones and tars (high-molecular weight pyrolysis products of fossil or nonfossil vegetable matter). While any significant amount of methanol will lower the water tolerance and increase the vapor pressure of a gasoline-ethanol blend, these effects become more serious when methanol is present at more than 2.5 parts by volume per 100 parts by volume of fuel ethanol. Also, methanol which does not meet Specification D 1152 frequently contains impurities such as turpentine and tars. Similarly, ketone denaturants tend to degrade fuel stability or increase the tendency of a gasoline-ethanol blend to corrode metals and attack elastomers. These effects become more serious if the concentration of a ketone such as 4-methyl pentanone (methyl isobutyl ketone) exceeds one part by volume per 100 parts by volume of fuel ethanol. There is no information available on the effects of denaturants other than those mentioned above, but unless a denaturant, such as a higher aliphatic alcohol or ether, is known to have no adverse effect on a gasoline-ethanol blend or on automotive engines or fuel systems, it shall not be used.

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6.  Sampling

    6.1 Samples may be obtained by an appropriate procedure of Practice D 4057 or Practice E 300, except that water displacement (in section on Sampling for Specific Tests in D 4057) must not be used. Where practical, fuel ethanol should be sampled in glass containers. If samples must be collected in metal containers, do not use soldered metal containers although they are specified in the Sampling Equipment section in Practice E 300. This is because the soldering flux in the containers may contaminate the sample.

    6.2 Sample Size—A minimum of about 2 L or 1 U.S. qt is recommended. If specific gravity is to be determined by a hydromater method, additional volume may be required. This depends on the size of the hydrometer.

    6.3 Lot Size—A lot shall normally consist of the amount contained in a tanker compartment or other bulk container in which it is delivered. If this definition does not apply, the definition of a lot must be agreed upon between the supplier and purchaser.

    Note 5—See Sections 5, 6, and 7 of Practice E 300 for a detailed discussion of the statistics of sampling.

7.  Test Methods

    7.1 The scope of some of the test methods specified in 7.2 to 7.10 do not include denatured fuel ethanol. The precisions of those test methods may differ from the reported precisions when testing denatured fuel ethanol.

    7.2 Water Content—Test Methods E 203 or E 1064.

    7.3 Solvent-Washed Gum Content—Test Method D 381, air jet apparatus.

    7.4 Acidity—Test Method D 1613.

    7.5 pHe—Test Method D 6423.

    7.6 Appearance—The product shall be visibly free of suspended or precipitated contaminants (clear and bright). This shall be determined at indoor ambient temperature unless otherwise agreed upon between the supplier and the purchaser.

    7.7 Specific Gravity—Test Method D 891, Procedure B or Test Method D 4052. For Test Method D 891, Procedure B (hydrometer, no formal precision statement is available, but practical experience indicates that precision is no better than 0.0005. Test Method D 891 Proecdure C (pycnometer), with an interlaboratory precision (reproducibility) of 0.0002, should b used as a referee method.

    7.8 Inorganic Chloride Content—Modification of Test Method D 512, Procedure C.

      7.8.1 The modification of Test Method D 512, Procedure C consists of using 5 mL of sample diluted with 20 mL of water in place of the 25 mL sample specified in the standard procedure. The water shall meet Specification D 1193, Type II. The volume of the sample prepared by this modification will be slightly larger than 25 mL. To allow for the dilution factor, report the chloride ion present in the fuel ethanol sample as the chloride ion present in the diluted sample multiplied by five.

      7.8.2 The precision of this modified method has not been determined, but for the actual amount of chloride ion found in the diluted sample, it is expected to be similar to the precision of Test Method D 512, Procedure C.

5

    7.9 Copper Content—Modification of Test Method D 1688, Procedure D.

      7.9.1 The modification of Test Method D 1688, Procedure D (atomic absorption) consists of mixing reagent grade ethanol (which may be denatured according to the U.S. Bureau of Alcohol, Tobacco, and Firearms (BATF) of the U.S. Treasury Department Formula 3A or 30) in place of water s the solvent or diluent for the preparation of reagents and standard solutions. However, this must not be done to prepare the stock copper solution described in 38.1 of Test Method D 1688. Because a violent reaction may occur between the acid and the ethanol, use water, as specified, in the acid solution part of the procedure to prepare the stock copper solution. Use ethanol for the rinse and final dilution only.

      7.9.2 The precision of this modified method has not been determined but it is expected to be similar to the precision of Test Method D 1688, Procedure D.

    7.10 Ethanol Content—Test Method D 5501.

8.  Keywords

    8.1 acidity, automotive spark-ignition engine fuel; base gasoline; chloride ion content; copper content; corrosion inhibitors; denaturants; denatured fuel ethanol; ethanol; ethanol content; ethanol purity; fuel; fuel ethanol; gasoline; gasoline-ethanol blend; impurities; oxygenate; solvent-washed gum; water content.

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APPENDIX

(Nonmandatory Information)

X1. SIGNIFICANCE OF SPECIFIED PROPERTIES

X1.1 Denatured Fuel Alcohol

    X1.1.1 Water Content—Karl Fischer analysis is generally the only consistently reliable procedure for the determination of water in denatured ethanol. Test Method E 203 describes the modifications required to run the test in the presence of alcohols. Specific gravity methods such as Test Methods D 891 and D 3505, are generally suitable for the reasons given in X1.2.1. Blends of fuel ethanol and gasoline have a limited solvency for water. This solvency will vary with the ethanol content, the temperature of the blend, and the aromatic content of the base gasoline. A fuel made by blending volume % fuel ethanol with a gasoline containing 14 volume % aromatics and 0.6 mass % dissolved water (about 0.5 volume %), will separate into a lower alcohol-rich aqueous phase and an upper hydrocarbon phase if cooled to about 7°C (45°F). As normal spark -ignition engines will not run on the aqueous phase material, such a separation is likely to cause serious operating problems. Because some degree of water contamination is practically unavoidable in transport and handling, and because gasoline-ethanol blends are hygroscopic, the water content of the denatured fuel ethanol must be limited when it is blended with gasoline to reduce the risk of phase separation.

    X1.1.2. Solvent-Washed Gum Content:

      X1.1.2.1 The test for solvent-washed gum content measures the amount of residue after evaporation of the fuel and following a heptane wash. The heptane wash removes the heptane-soluble, nonvolatile material such as additives, carrier oils used with additives, and diesel fuels. Solvent-washed gum consists of fuel-insoluble gum and fuel-soluble gum. The fuel-insoluble portion can clog fuel filters. Both can be deposited on surfaces when the fuel evaporates.

      X1.1.2.2 Solvent-washed gum can contribute to deposits on the surfaces of carburetors, fuel injectors, and intake manifolds, ports, valves, and value guides. The impact of solvent-washed gum from pure alcohols such as ethanol on malfunctions of modern engines is not known. The test method is used essentially to detect the presence of high boiling, heptane-insoluble impurities.

      X1.1.2.3 Because the precision statements for Test Method D 381 were developed using only data on hydrocarbons, they may not be applicable to denatured fuel ethanol.

    X1.1.3 Chloride Ion Content—Low concentrations of chloride ions are corrosive to many metals.

    X1.1.4 Copper Content—Copper is a very active catalyst for the low-temperate oxidation of hydrocarbons. Experimental work has shown that copper concentrations higher than 0.012 mass ppm in commercial gasolines may significantly increase the rate of gum formation.

    X1.1.5 Acidity—Very dilute aqueous solutions of low-molecular weight organic acids such as acetic (CH3 COOH) are highly corrosive to many metals. It is therefore necessary to keep such acids at a very low level.

    X1.1.6 pHe—When the pHe of ethanol used as a fuel for automotive spark ignition engines is below 6.5, fuel pumps can malfunction as a result of film forming between the brushes and commutator, fuel injectors can fail from corrosive wear, and excessive engine cylinder wear can occur. When the pHe is above 9.0, fuel pump plastic parts can fail. The adverse effects are less when ethanol is used 10 volume % in a blend with gasoline.

    X1.1.7 Appearance—Turbidity or evidence of precipitation normally indicates major contamination.

    X1.1.8 Ethanol Purity—The presence of even small quantities of some organic oxygen compounds other than ethanol may adversely affect the properties of fuel ethanol-gasoline blends.

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    X1.2 Undenatured Ethanol:

    X1.2.1 Specific Gravity—The density of a water-ethanol mixture is primarily a function of its water content. Normal U.S. industry practice and Federal regulations call for the use of the 15.56/15.56°C (60/60°F) specific gravity in air as the control method for water content of undenatured ethanol. Because the addition of denaturants will normally affect specific gravity, specific gravity methods are generally non-suitable for determining the water content of denatured ethanols.

    The American Society for Testing and Materials takes no position respecting the variety of any patent rights asserted in connection with any item mentioned in this standard. Users of this standard are expressly advised that determination of the validity of any such patent rights, and the risk of infringement of such rights, are entirely their own responsibility.

    This standard is subject to revision at any time by the responsible technical committee and must be reviewed every five years and if not revised, either reapproved or withdrawn. Your comments are invited either for revision of this standard or for additional standards and should be addressed to ASTM Headquarters. Your comments will receive careful consideration at a meeting of the responsible technical committee, which you may attend. If you feel that your comments have not received a fair hearing, you should make your views known to the ASTM Committee on Standards, at the address shown below.

    This standard is copyrighted by ASTM, 100 Barr Harbor Drive, P.O. Box C700, West Conshohocken, PA 19428-2959, United States. Individual reprints (single or multiple copies) of this standard may be obtained by contacting ASTM at the above address or at 610/832-9585 (telephone). 610/832-9555 (fax) or service@astm.org (e-mail); or through the ASTM web site (www.astm.org).

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QuickLinks

EXHIBIT 10.1
SCHEDULE A PRODUCT SPECIFICATIONS
APPENDIX (Nonmandatory Information) X1. SIGNIFICANCE OF SPECIFIED PROPERTIES